BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov
www.nvsilverflume.gov

Filed in the Office of
Barbara K. Cegavske
Secretary of State
State Of Nevada

Business Number
E0517242017-5
Filing Number
20190211221
Filed On
10/08/2019 12:43:38 PM
Number of Pages
6

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☑ Certificate of Designation

☐ Certificate of Amendment to Designation - Before Issuance of Class or Series

☐ Certificate of Amendment to Designation - After Issuance of Class or Series

☐ Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: THENABLERS INC. Entity or Nevada Business Identification Number (NVID): NV20171710087
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: 10/08/2019 Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☐ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6.Resolution: (Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Panos Lazaretos Signature of Officer Date: 10/08/2019

This form must be accompanied by appropriate fees.

Filed in the Office of Barbara K. Cegavske Secretary of State State Of Nevada	Business Number **E0517242017-5**
	Filing Number **20190211221**
	Filed On **10/08/2019 12:43:38 PM**
	Number of Pages **6**

THENABLERS, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A PREFERRED STOCK

DESIGNATION OF THE SERIES A PREFERRED STOCK

Section 1. Designation, Amount, and Par Value. The designation of such series of the Preferred Stock shall be the Series A Preferred Stock, no par value (the "Series A Preferred Stock"). The maximum number of shares of Series A Preferred Stock shall be Eighty Million (80,000,000). The Series A Preferred Stock shall rank senior to the Company's common stock (the "Common Stock"), and to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Preferred Stock ("Junior Stock"). The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

Section 2. Voting Rights. Except as otherwise provided herein or by law, the shares of the Series A Preferred Stock shall be entitled to vote with the shares of the Corporation's Common Stock at any annual or special meeting of the stockholders of the Corporation, and on any vote on which holders of the Common Stock are entitled to vote. All Holders of Series A Preferred Stock shall have voting rights equal to exactly one (1) votes per one (1) share of Series A Preferred Stock held at the time of any vote. The Holders of Series A Preferred Stock, through the ownership of this Series A Preferred Stock, have the voting power to act on behalf of the Corporation, to call a special meeting of the shareholders, to remove and/or replace the Board of Directors, or management or any individual members thereof in the event that one or more of the foregoing has done, or failed to do, anything which, in his sole judgment, will materially and adversely impact the business of the Corporation in any manner whatsoever, including, but not limited to, any violations of any state or federal securities laws, or any action which could cause the bankruptcy, dissolution, or other termination of the Corporation.

Section 3. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Company whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the amount that a Holder of the Common Stock of the Company is entitled, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Section 4. Conversion. Holders of the Series A Preferred Stock shall have the following rights with respect to the conversion of the Series A Preferred Stock into shares of Common Stock:

a) For purposes of this Section, the term "Target Revenue Threshold" shall mean an amount equal to exactly $3,000,000 in aggregate gross revenues for the Corporation

b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically convert exactly 18 months after the issuance of each share (the "Conversion Date") into a number of shares of Common Stock to be determined based on if the Corporation has reached the Target Revenue Threshold, as defined above. If the Corporation has reached the Target Revenue Threshold by the Conversion Date, each share of Series A Preferred Stock shall automatically convert into a number of shares of Common Stock equal to its *pro rata* portion of 80,000,000 shares of the Common Stock of the Corporation. If the Corporation has failed to meet the Target Revenue Threshold by the Conversion Date, but has earned gross revenues of at least $1,000,000, each share of Series A Preferred Stock shall automatically convert into its *pro rata* portion of such percentage of 80,000,000 less the proportional amount deficient from the Target Revenue Threshold of shares of Common Stock of the Corporation. If the Corporation fails to earn gross revenues of at least $1,000,000 by the Conversion Date, there shall be no conversion rights for the Holders of Series A Preferred Stock.

c) Mechanics of Conversion. Upon the occurrence of an Automatic Conversion, as defined herein, the Board of Directors shall immediately provide issuance instructions to the transfer agent of the Corporation to issue those shares of Common Stock to the holders of Series A Preferred Stock as calculated above. No holder shall be required to submit to the Corporation a notice of conversion.

d) Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation pursuant to this Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

e) Pro Rata Distributions. If the Corporation, at any time while Series A Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders)

evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

f) Calculations. All calculations under this Section shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the description of any such shares of Common Stock shall be considered on issue or sale of Common Stock. For purposes of this Section 6, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

g) Notice to Holders; Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section, the Corporation shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

h) Force Majeure. In no event shall the Holders be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Holders shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 5. Dividends. No dividend shall be declared or paid on the Series A Preferred Stock.

Section 6. Amendment. Any amendment to this Designation must be approved by ALL the shareholders as of the record date September 16, 2019 of the Common Stock of the Corporation as well as the shareholders of the Series A Preferred Stock, before the Conversion.

Section 7. Miscellaneous.

a) Notices. Any and all notices or other communications of deliveries to be provided by the Holder hereunder, shall be in writing and delivered personally, sent by facsimile to the Company, sent by a nationally recognized overnight courier service, addressed to the Corporation, Attn: Chief Executive Officer or such other address or facsimile number as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. (eastern standard time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. (eastern standard time) on any date and earlier than 11:59 p.m. (eastern standard time) on such date,(iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. "Business Day" shall mean a day which is not a (i) Saturday, (ii) Sunday or (iii) a national holiday observed in the United States.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

c) Governing Law. All questions concerning the construction, validity, enforcement, and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement, and defense of the transactions by this Certificate of Designation (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees, or agents) shall be commenced in the state and federal courts sitting in Nevada (the "Nevada Courts"). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Nevada Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such Nevada Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery)

to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

d) Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

e) Severability. If any provision of this Certificate of Designation is invalid, illegal, or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

f) Next Business Day. Whenever any obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions thereof.